Exhibit 10.7

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS EITHER (i) NOT MATERIAL AND THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL, OR (ii) DISCLOSURE OF SUCH INFORMATION WOULD CONSTITUTE A CLEARLY UNWARRANTED INVASION OF PERSONAL PRIVACY. REDACTED INFORMATION IS MARKED WITH A [*****].

AMENDED AND RESTATED JOINT COLLABORATION AGREEMENT

This AMENDED AND RESTATED JOINT COLLABORATION AGREEMENT (“Agreement”) is made and entered into as of the 8th of September 2026 (“Effective Date”), by and between Nano Nuclear Energy Inc., a corporation incorporated under the laws of Nevada, with its principal place of business at 10 Times Square 30th Floor, NY, NY 10018 (“NANO”) and LIS Technologies Inc., a corporation incorporated under the laws of Nevada, with its principal place of business at 203 Victorius Blvd E, Building K-1330, Oak Ridge, TN 37830 (“LIST”). NANO and LIST are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, NANO is engaged in the development and deployment of advanced nuclear energy technologies, including microreactors and fuel processing;

WHEREAS, LIST is engaged in the research, development, and commercialization of laser enrichment technologies for uranium hexafluoride (“UF6”) and deconversion;

WHEREAS, in August 2024, NANO invested $2 million in LIST (the “Investment”) to support LIST’s research and development (“R&D”) efforts;

WHEREAS, following the Investment, the Parties entered into that certain agreement, titled “Partnership Agreement,” on November 4, 2024 (as amended, the “Original Agreement”) which memorialized certain R&D and collaboration agreements and understandings of the Parties; and

WHEREAS, given the passage of time and the evolution of their respective businesses, and pursuant to Section 8.2 of the Original Agreement, NANO and LIST desire to amend and restate the Original Agreement in its entirety to clarify their current mutual business agreements and understandings regarding their collaboration on joint supply and the proposed development of a fully integrated nuclear fuel supply chain, as provided for herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to amend and restate the Original Agreement in its entirety to read as follows:

1. TITLE OF AGREEMENT; INVESTMENT IN LIS TECHNOLOGIES

1.1 Title of Agreement: As of the Effective Date, the name of the Original Agreement shall be retitled as the “Amended and Restated Joint Collaboration Agreement.”

1.2 Investment by NANO: LIST hereby acknowledges and confirms that NANO has fulfilled its obligation to invest $2,000,000 into LIST as contemplated by Section 1.1 of the Original Agreement.

1.3 Use of Investment Funds: LIST agrees that it has utilized and will utilize the investment provided by NANO for the purpose of advancing its laser enrichment technology and related R&D activities.

2. INTEGRATED FUEL SUPPLY CHAIN

2.1 Conversion and Enrichment Facilities: During the Term (as defined below), NANO will work towards developing the necessary conversion facilities and capabilities to supply LIST with UF6 feedstock for LIST’s envisioned enrichment and deconversion processes. During the Term, LIST will work to develop and construct a uranium enrichment capability and/or facilities using its patented and other proprietary laser-based uranium enrichment technologies and related capabilities for the production of enriched uranium products (“EUPs”). The goal of these parallel activities is the achievement a fully integrated fuel supply chain capable of producing nuclear fuel ready for fabrication or industry sale.

2.2 NANO Feedstock Supply: Subject to Section 4.4, NANO agrees to provide LIST with UF6 feedstock, for use in LIST’s enrichment facility or facilities. Unless otherwise provided in a mutually executed purchase order or definitive supply agreement, neither NANO nor LIST shall be obligated to supply to one another any minimum quantity of UF6 feedstock or EUP, respectively. If NANO is unable or elects not to supply an agreed quantity of UF6 feedstock after being afforded the opportunity to do so by LIST in writing, LIST may procure the applicable shortfall from third parties and may reduce or suspend its corresponding obligation to supply EUP to NANO, but only to the extent and for the period directly resulting from that shortfall. Any EUP produced using feedstock not supplied by NANO shall not be subject to Section 2.4 unless otherwise agreed in writing. Neither Party shall be liable for increased costs, delay, loss of production, lost profits or other consequential damages arising directly from a shortfall in UF6 feedstock or EUP, as the case may be, except to the extent otherwise provided in a binding purchase order or definitive supply agreement. A Party anticipating a shortfall shall provide prompt written notice and, in the case of a planned election to reduce or discontinue supply, at least ninety (90) days’ prior written notice where reasonably practicable. Preferred Customer benefits (as described in Section 4.4) may be suspended only with respect to the products and quantities materially affected by the shortfall and only for the duration of that shortfall.

2.3 LIST Product Supply: Subject to Section 4.4, LIST agrees to provide NANO with EUP in the form of enriched and deconverted UF6 fuel based on the feedstock provided by NANO.

2.4 Future Agreement: At a mutually determined beneficial time, the Parties agree to in good faith negotiate, prepare and enter into a future written arrangement regarding the sale of EUPs produced based on UF6 feedstock that is provided by NANO and enriched and deconverted by LIST. Subject to executing of a definitive agreement between the Parties, the final sales price of such EUPs sold to customers shall be determined based on all costs and services related to conversion, enrichment, and deconversion. NANO will be paid in accordance with UF6 feedstock provided to LIST, and LIST will be paid in accordance with its enrichment and deconversion services. The terms of sharing proceeds from the sale of such uranium products, including the percentage split and other relevant details, shall be set forth in the definitive agreement.

3. SHARED DEVELOPMENT COSTS

3.1 Mutual Cost Sharing: The Parties agree to share the costs of development in areas where there is an overlapping benefit to both companies, including but not limited to, the development of the integrated fuel facility, and joint marketing and sales efforts.

3.2 Allocation of Costs: The allocation of costs shall be mutually agreed upon in writing by the Parties on a case-by-case basis, taking into consideration the specific projects or activities involved and the proportional benefit to each Party.

4. ADDITIONAL MUTUAL BENEFITS

4.1 Joint R&D Initiatives: The Parties agree to collaborate on joint research and development initiatives that advance the technologies and capabilities of both companies, particularly in the areas of fuel supply chain facilities and their integration into the envisioned nuclear fuel supply chain.

4.2 Intellectual Property (IP) Rights: Any intellectual property developed by the Parties as a result of or in connection with their joint activities under this Agreement (“Jointly Developed IP”) shall be jointly owned by the Parties, with each Party retaining a 50% interest. The Parties shall negotiate in good faith on protection, enforcement, licensing, and commercialization strategies of any Jointly Developed IP. Each Party shall (and shall cause its employees and contractors involved in developing any Jointly Developed IP) to promptly communicate to the other Party whenever any Jointly Developed IP is made, conceived, discovered, developed, improved, or reduced to practice, and shall keep and maintain written records with details sufficient to identify the Jointly Developed IP (including contributors, inventors, dates and circumstances of creation, invention disclosures, technical descriptions, and other written records) associated with all Jointly Developed IP and, upon a Party’s reasonable request, provide access to such records for review. The Parties shall share costs and expenses associated with protecting and maintaining Jointly Developed IP rights. Each Party shall receive fifty-percent (50%) share of any proceeds from licensing or commercialization of Jointly Developed IP, and each Party shall have the right to reasonably request a third party audit of the books and records of the other Party to the extent necessary to ascertain that proceeds of licensing or commercialization of Jointly Developed IP are being properly reported and paid by the other Party.

4.3 Joint Marketing and Sales Efforts: The Parties agree to jointly market and sell the products resulting from their collaboration, including converted, enriched and deconverted EUPs. The Parties shall share marketing and sales expenses in proportion to their respective contributions toward the development of the integrated fuel supply chain, sch proportions to be agreed upon in writing.

4.4 Mutual Preferred Status: Subject to Section 2.2, NANO shall be a Preferred Customer of LIST for enriched and deconverted EUPs, specifically for use in NANO’s reactor systems. LIST shall be a Preferred Customer of NANO for UF6 feedstock, specifically for use in LIST’s enrichment facility or facilities. As used herein, “Preferred Customer” status shall confer on the Parties the following benefits:

(a) priority fulfillment of orders during periods of limited supply or production constraints; (b) favorable pricing terms compared to regular customers; and (c) any such other benefits as the Parties may determine from time to time and agree to in writing. In the event that a Party offers (via a binding agreement) more favorable pricing, terms, or conditions to any third party during the term of this Agreement or definitive agreement between the Parties, for NANO in respect to UF6 feedstock supply, and for LIST in respect to enriched and deconverted fuel produced, such Party shall provide the same pricing, terms, and conditions to the other Party and amend any definitive agreement between them to reflect the same, to be effective as of the date of the written offer to the third party. The Parties acknowledge and agree that Preferred Customer status is personal to each Party and based on the unique relationship between NANO and LIST. Accordingly, Preferred Customer status of a Party may not be assigned, transferred, or delegated to any third party without the other Party’s prior written consent, which may be withheld at such other Party’s sole discretion.

4.5 Other Suppliers: LIST retains the right to independently enter into supplier contracts with other customers, both foreign and domestic, for its UF6 feedstock requirements or its enrichment services. Such customers may include, but are not limited to, nuclear utilities, small modular reactor companies, advanced reactor companies, the United States Navy, and others. NANO retains the right to independently enter into any contracts with other customers, both foreign and domestic, for its conversion services of UF6 feedstock products and for any other of its products or services. Such customers may include, but are not limited to, enrichment companies, nuclear utility companies, reactor companies, United States Department of Energy, and others.

5. CONFIDENTIALITY

5.1 Confidential Information: Each receiving Party agrees to maintain in strict confidence all proprietary or confidential information (“Confidential Information”) disclosed by the disclosing Party in connection with this Agreement, whether disclosed orally, in writing, or by any other means, and whether such Confidential Information is designated confidential or not. Confidential Information includes, but is not limited to, any trade secret, know-how, data, document, manual, report, protocol, method, strategy, system, technique, process, equipment, prototype, sample, molecule, chemical, composition, formulation, business idea, concept, technology, analysis, patent application, bidding document, list of actual or potential customers or partners, business or marketing plan, market study, forecast, and regulatory affairs information, together with any analyses, compilation, report, study or other materials derived therefrom, based on or reflecting any Confidential Information of the disclosing Party, as well as any complete or partial reproduction of such Confidential Information. The receiving Party shall protect the disclosing Party’s Confidential Information with at least the same degree of care it uses to protect its own Confidential Information, but in no event less than a reasonable standard of care, and shall promptly notify the disclosing Party of any unauthorized use or disclosure of the received Confidential Information, and take all reasonable steps to prevent further unauthorized use or disclosure. The receiving Party, unless required by law, court order or other legal process, or authorized in writing by the disclosing Party prior to disclosure, shall not disclose such Confidential Information to any third party. Confidential Information shall not include information that: (a) was legally in its possession or known to the receiving Party without any obligation of confidentiality prior to receiving it from the disclosing Party as evidenced by competent documentation maintained in the ordinary course of business; (b) is, or subsequently becomes legally and publicly available without breach of this Agreement by the receiving Party; (c) is legally obtained by the receiving Party from a third party without any obligation of confidentiality; or (d) is independently developed by or for the receiving Party without use of the Confidential Information as demonstrated by competent evidence maintained in the ordinary course of business.

6. TERM AND TERMINATION

6.1 Term: This Agreement shall commence on November 4, 2024 and continue for a period of fifteen (15) years, unless terminated earlier by either Party in accordance with the terms set forth herein (the “Term”).

6.2 Termination for Cause: Either Party may terminate this Agreement upon thirty (30) days’ written notice to the other Party if the other Party is in material breach of its obligations under this Agreement and fails to cure such breach within thirty (30) days of receiving written notice thereof.

6.3 Termination for Convenience: Either Party may terminate this Agreement at any time for any reason or no reason by providing the other Party with at least ninety (90) days’ prior written notice of intent to terminate, unless the other Party specifies an earlier termination date or, at its sole discretion, waives all or a portion of the notice period and accelerates the termination date.

6.4 Return of Materials: The receiving Party shall promptly return or, at the disclosing Party’s option, certify destruction of all copies of Confidential Information at any time upon request by the disclosing Party or within ten (10) days following the expiration or earlier termination of this Agreement. In addition, at any time upon the disclosing Party’s written request, the receiving Party agrees to erase, delete or destroy any written notes, summaries, copies, documents, photographs, or magnetic or electronic media or videotapes or other materials prepared by and within the possession or control of the receiving Party which are based on or which contain any of the disclosing Party’s Confidential Information.

7. DISPUTE RESOLUTION

7.1 Negotiation: In the event of any dispute, controversy, or claim arising out of or relating to this Agreement, the Parties shall first attempt in good faith to resolve such dispute through negotiation.

7.2 Arbitration.

(a) Any controversy, claim, or dispute arising out of, relating to, or in connection with this Agreement, including the breach, termination, enforcement, interpretation, or validity thereof, shall be settled by final and binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect. Judgment on the award rendered by the arbitrator may be entered, confirmed, and enforced in any court of competent jurisdiction.

(b) The seat, place, and venue of the arbitration shall be New York, New York. All hearings shall take place in New York, New York, subject to the administration of the AAA. The arbitration shall be conducted before a single, neutral arbitrator with experience in the matters presented. The single arbitrator shall be selected and appointed by the AAA in accordance with its administrative rules and procedures.

(c) Notwithstanding the foregoing selection of state substantive law, the arbitration, including its enforceability, procedure, and the interpretation of this arbitration provision, shall be governed exclusively by the Federal Arbitration Act (9 U.S.C. § 1 et seq.).

(d) Each party shall bear its own costs, attorneys’ fees, expert fees, and related expenses incurred in connection with the arbitration. The administrative costs of the arbitration and the arbitrator’s compensation shall be shared equally by the parties. Notwithstanding the foregoing, the arbitrator may award attorneys’ fees, costs, or administrative expenses to the prevailing party.

(e) Prior to the appointment of the arbitrator (or during the arbitration, as appropriate), either Party may seek emergency, temporary, or preliminary injunctive relief, attachment, or other provisional measures in support of arbitration from any state or federal court of competent jurisdiction located in New York County, New York. Seeking or obtaining such provisional relief from a court shall not be deemed a waiver of the agreement to arbitrate or of the right to arbitrate the underlying dispute.

8. MISCELLANEOUS

8.1 Entire Agreement: This Agreement (as amended and restated as of the Effective Date) constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, representations, and warranties, both written and oral.

8.2 Amendments: This Agreement may not be amended or modified except in writing signed by both Parties.

8.3 Governing Law; Venue: This Agreement shall be governed by and construed in accordance with the laws of New York State, without regard to its conflict of laws principles. Subject to Section 7.2, the Parties each agree and consent to the exclusive jurisdiction and venue of the courts of the State of New York of competent jurisdiction for all purposes regarding this Agreement and further agrees and consents that venue of any action brought will be exclusively situated in the County of New York, New York.

8.4 No Partnership or Joint Venture: The Parties expressly acknowledge and agree that this Agreement does not create or establish a partnership, joint venture, agency relationship, or any other similar relationship between the Parties. Neither Party shall have the authority to bind the other Party or to incur any obligation on behalf of the other Party. Each Party shall be solely responsible for its own employees, agents, and contractors, and neither Party’s employees shall be deemed employees of the other Party for any purpose.

8.5 No Assignment: Neither Party may assign this Agreement, or the rights and obligations hereunder, to any third party without the prior express written approval of the other Party, with the exception of an assignment carried out as part of a merger, restructuring, or reorganization, or as a sale or transfer of all or substantially all of a Party’s assets. Any purported assignment, transfer or delegation in violation of this Section shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

8.6 Severability: If any term, clause or provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement.

8.7 Waiver; Survival: No waiver of any term or right in this Agreement shall be effective unless in writing, signed by an authorized representative of the waiving Party. No waiver by either Party of any default shall be deemed as a waiver of prior or subsequent default of the same or other provisions of this Agreement. All provisions which, by their terms, extend beyond the term of this Agreement will survive termination of this Agreement, including confidentiality under Section 5 of this Agreement.

8.8 Notices: All notices, requests, demands, consents, waivers, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (i) when delivered by hand (with written confirmation of receipt); (ii) when sent by electronic mail (with receipt confirmed, provided that no auto-responder, “out of office,” or delivery failure notification is generated); (iii) one (1) business day after deposit with a nationally recognized overnight delivery service (such as FedEx or UPS), freight prepaid, requesting next business day delivery; or (iv) three (3) business days after deposit in the United States mail, sent by certified or registered mail, return receipt requested, postage prepaid. In each case, such communications must be sent to the respective parties (or their successors in office or their principal executive officers) at the addresses or email addresses specified on the signature page hereto (or at such other address or email address for a party as shall be specified by like notice).

8.9 Counterparts & Electronic Signatures: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including PDF), or executed and delivered by electronic signature (e.g., DocuSign or Adobe Sign), and any such electronic signature shall be treated as an original signature for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Joint Collaboration Agreement as of the Effective Date.

NANO NUCLEAR ENERGY INC.

By:	/s/James Walker
Name:	James Walker
Title:	Chief Executive Officer

Date:	September 8th, 2026
Address:	10 Times Square 30th Floor, NY, NY 10018
Email:	[*****]

LIS TECHNOLOGIES INC.

By:	/s/Christo Liebenberg
Name:	Christo Liebenberg
Title:	President, Co-Founder and Chief Technical Advisor

Date:	September 8th, 2026
Address:	203 Victorius Blvd E, K-1330, Oak Ridge, TN 37830
Email:	[*****]